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                                                                                                                      Exhibit 12


                                              Successor Company                            Predecessor Company
                                 ---------------------------------------- ------------------------------------------------------
                                     Nine                      Five          Seven
                                 Months Ended  Year Ended   Months Ended  Months Ended  Year Ended    Year Ended    Year Ended
                                   June 30,   September 30, September 30,   April 30,  September 30, September 30, September 30,
                                    2004          2003          2002          2002         2001          2000          1999
                                 ----------    ----------    ----------    ----------   ----------    ----------    ----------
Fixed Charges
Interest expensed                $   8,975     $  15,141     $   6,653     $  34,511    $  65,128     $  57,831     $  18,386

Capitalized interest                    --            --            --            --       12,432         2,322         3,823

Amortized of capitalized
   expenses                             --            --            --           393          317           153            56
Estimated interest within
   rental expenses (1)                 868         1,933         2,034         1,939        2,376         1,358           426
                                 ----------    ----------    ----------    ----------   ----------    ----------    ----------
Total fixed charges              $   9,843     $  17,074     $   8,687     $  36,843    $  80,253     $  61,664     $  22,691
                                 ----------    ----------    ----------    ----------   ----------    ----------    ----------

Earnings
Income (loss) from continuing
   operations before
   adjustements for minority
   interest in consolidated
   subsidiary                    $ (35,793)    $ (25,108)    $ (21,131)    $ 154,156    $(210,711)    $(126,447)    $ (43,385)
Add:

Fixed charges                        9,843        17,074         8,687        36,843       80,253        61,664        22,691

Amortization of capitalized
   interest                             --            --            --           393          317           153            56

Subtract:

Capitalized interest                    --            --            --            --       12,432         2,322         3,823
                                 ----------    ----------    ----------    ----------   ----------    ----------    ----------
Earnings                         $ (25,950)    $  (8,034)    $ (12,444)    $ 191,392    $(142,573)    $ (66,952)    $ (24,461)
                                 ----------    ----------    ----------    ----------   ----------    ----------    ----------


Preferred dividends                     --            --            --         2,713        6,173         4,975            --
                                 ----------    ----------    ----------    ----------   ----------    ----------    ----------

Ratio of Earnings to Fixed
   Charges/ Deficiency           $ (35,793)    $ (25,108)    $ (21,131)    $    5.12    $(228,999)    $(133,591)    $ (47,152)
                                 ==========    ==========    ==========    ==========   ==========    ==========    ==========


(1) For the purposes of this item, interest is estimated as one third of rent expense.

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